Exhibit 99.2

FA Email

Subject: CNL Healthcare Properties Announces Estimated NAV Results

March 10, 2025

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Professional,

CNL Healthcare Properties filed a Form 8-K on March 10, 2025, to announce the estimated net asset value (NAV) 1 per share for its common stock as of Dec. 31, 2024.

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The company’s board of directors accepted and unanimously approved a range of $6.33 to $6.98 relative to the company’s estimated NAV per share of its common stock as of Dec. 31, 2024.[1] The midpoint of the range of values was $6.64 and was approved and established as the estimated NAV per share and for shareholder statement purposes. The $6.64 estimated NAV per share is $0.36 (5.73%) per share higher than the 2023 estimated NAV per share of $6.28. The increase is primarily due to a higher valuation of the company’s aggregate appraised properties.

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The net appraised property values increased by approximately $51.7 million (3.1%) to $1.73 billion as of Dec. 31, 2024, and was primarily driven by improved property performance within the company’s properties managed under third-party operating agreements (RIDEA) in conjunction with an increase in value at our 15 triple-net leased properties. Margins, discount rates and capitalization (cap) rates have been impacted by inflationary pressures and rising interest rates in the seniors housing industry and the general market. The increased discount and terminal cap rates, which partially offset the increased value from improved performance, reflect lingering concerns about future inflation and interest rates and the reality that lending and senior housing transaction volumes have not yet returned to pre-pandemic levels.

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During 2024, the company continued making real and tangible operational progress growing aggregate occupancy by approximately 190 basis points in the company’s RIDEA portfolio and expanded NOI from pandemic-driven lows. By way of example, the company’s RIDEA properties have now posted 13 consecutive quarters of year-over-year revenue growth and 10 consecutive quarters of year-over-year NOI growth.

•	The increase in the aggregate appraised property value of the company’s 70 appraised assets (69 seniors housing properties and one parcel of land) was driven primarily by:

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Increased portfolio net operating income for the 54 RIDEA properties partially offset by a weighted average increase of 74 basis points to discount rates and a weighted average increase of 19 basis points to terminal cap rates used in discounted cash flow (DCF) analyses.

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15 NNN properties that saw an increase in year-over-year total appraised values due to a decrease in weighted average direct cap rates at 13 properties and improved performance at two properties valued using a discounted cash flow analysis.

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The valuation methodology for the properties remained the same between the 2024 and 2023 valuations. Again, this year, the estimated NAV per share includes a deduction for the company’s current projection of approximate property-level transaction costs. The projected transaction costs are estimated based on a hypothetical orderly sale of the company’s assets. The company elected to deduct these costs starting with the estimated 2017 NAV following its announcement and initiation of the exploration of strategic alternatives to provide liquidity to shareholders.

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Consistent with prior methodology and industry guidelines, the NAV per share excludes any entity level liquidation costs, which are wholly dependent on the structure of any potential liquidating transaction(s).

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The current estimated NAV per share is the midpoint of the range of values, $6.33 to $6.98 per share, provided by the company’s independent third-party valuation consultant, Stanger, and is higher than the Dec. 31, 2023, range of values of $5.93 to $6.58 per share. The midpoint of the range was recommended by the board’s valuation committee, consisting solely of the company’s independent directors, and then unanimously approved by the board. The estimated NAV is a snapshot in time and does not necessarily indicate the value the company or its shareholders may receive now or in the future. The estimated NAV excludes any portfolio premium or discount per the company’s valuation policy and the IPA’s guidelines.[2]

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This letter will be mailed to shareholders on or about March 11, 2025. A webinar will be held on March 13, 2025, at 2:30 p.m. ET for shareholders and financial professionals. Register for the webinar at cnlhealthcareproperties.com/webinar. A replay will be available within 48 business hours on cnlhealthcareproperties.com.

For additional information, please read the Form 8-K filed March 10, 2025, contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. The reader should not place undue reliance on forward-looking statements.

[1]

The estimated NAV per share is only an estimate based on a snapshot in time and several assumptions and estimates, which can be considered inherently imprecise. The NAV is based on numerous assumptions concerning the industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, the company’s advisor, and senior management members reviewed, confirmed, and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

[2]

There is no assurance that CNL Healthcare Properties’ adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Traded REITs” satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share.

See SEC filing for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

FOR BROKER-DEALER AND RIA USE ONLY.

CHP-0325-4249373-BD